Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-238922 and 333-254361 on Form S-8, and Registration Statement No. 333-257684 on Form S-3 of our report dated February 28, 2022 relating to the financial statements of Pliant Therapeutics, Inc. and the effectiveness of Pliant Therapeutics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pliant Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California

February 28, 2022